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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELETECH HOLDINGS, INC.
9197 S. Peoria Street
Englewood, Colorado 80112

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The annual meeting of stockholders of TeleTech Holdings, Inc., a Delaware corporation, will be held at 9197 S. Peoria Street, Englewood, Colorado on Thursday, May 21, 2009, at 10:00 a.m., local time, for the following purposes:

  1.
  To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

  3.
  To transact such other business as may properly come before the annual meeting.

        The record date for the annual meeting is Monday, March 23, 2009. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting of stockholders.

By Order of the Board of Directors,

JOHN R. TROKA, JR. Senior Vice President and Interim Chief Financial Officer

Englewood, Colorado
April 9, 2009

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TELETECH HOLDINGS, INC.
9197 S. Peoria Street,
Englewood, Colorado 80112

 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, May 21, 2009

        The board of directors of TeleTech Holdings, Inc. (the "Board"), a Delaware corporation, is soliciting proxies to be used at our annual meeting of stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 21, 2009, at TeleTech's principal offices located at 9197 S. Peoria Street, Englewood, Colorado. This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures.

        A number of abbreviations are used in this Proxy Statement. The term proxy materials includes this Proxy Statement, the enclosed proxy card, and our 2008 Annual Report on Form 10-K.

        The Board is distributing these proxy materials on or about April 9, 2009.

Notice of Internet Availability of Proxy Materials

        In accordance with rules recently adopted by the Securities and Exchange Commission (the "SEC"), we may now furnish proxy materials, including this Proxy Statement and our 2008 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the notice regarding the Internet availability of proxy materials (the "Notice of Availability"), which was mailed separately to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Availability also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

        The Notice of Availability provides you with instructions regarding how to:

  •
  View our proxy materials for the Annual Meeting on the Internet; and

  •
  Instruct us to send our future proxy materials to you electronically by email.

        Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Matters for Approval at the Annual Meeting

        The items of business scheduled to be voted on at the Annual Meeting are:

  •
  the election of seven directors; and

  •
  the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

        We will also consider other business that properly comes before the Annual Meeting.

Board Recommendations

        Our Board recommends that you vote your shares: (1) "FOR" each of the nominees to the Board; and (2) "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

        Kenneth D. Tuchman, our Chairman and Chief Executive Officer ("CEO") and the beneficial owner of approximately 49.2% of the issued and outstanding shares of common stock as of the record date (48.1% of the shares entitled to vote, excluding stock options) has indicated that he intends to vote FOR all nominees for election to the Board, and FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

Quorum

        In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Who Can Vote

        Stockholders of record at the close of business on the record date, March 23, 2009, may vote at the Annual Meeting. On the record date, we had 64,012,485 issued and outstanding shares of common stock, which were held by 562 record holders.

How You Can Vote—Voting Procedures

        Each share of common stock has one vote on all matters properly brought before the Annual Meeting. You can vote your shares if you are represented by proxy or present in person at the Annual Meeting. The method in which you vote your shares will depend on whether you are a stockholder of record or a beneficial owner.

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, there are four ways to vote:

  •
  In person. You may vote in person at the Annual Meeting—we will give you a ballot when you arrive;

  •
  Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and following the instructions provided in the Notice of Availability or the proxy card;

  •
  By Telephone. You may vote by proxy by calling the toll free number found on the Notice of Availability or the proxy card and by following the voice instructions; and

  •
  By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        Beneficial Owners.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice of Availability was forwarded to you by that organization. As the beneficial owner, there are four ways to vote:

  •
  In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares;

  •
  Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice of Availability;

  •
  By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form; and

  •
  By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

        Additional Procedures.    Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of TeleTech common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

        With respect to the other proposal submitted for stockholder approval (other than the election of directors), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, brokerage firms have the authority to vote your non-voted shares on certain "routine" matters, but not on other "non-routine" items. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Revoking Your Proxy or Changing Your Vote

        You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (2) providing a written notice of revocation to our Corporate Secretary at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112 prior to your shares being voted; or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Householding

        For stockholders of record, we have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2008 Annual Report on Form 10-K to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, this Proxy Statement and the

2008 Annual Report on Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, this Proxy Statement or the 2008 Annual Report on Form 10-K, stockholders may contact the company at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling 303-397-8100.

        Stockholders who hold shares in "street name" (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Costs of Proxy Solicitation

        TeleTech will bear the costs of soliciting proxies from its stockholders. Some directors, officers and other employees of TeleTech, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

        If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the Annual Meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders' admission counter. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

        A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting and at our principal office located at 9197 S. Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The table below sets forth information, as of March 9, 2009, concerning the beneficial ownership of the following persons and entities:

  •
  Each person or entity whom we know beneficially owns more than five percent of our common stock;

  •
  Each of our directors and nominees for the Board;

  •
  Each of our named executive officers; and

  •
  All of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 63,984,130 shares of common stock outstanding at March 9, 2009. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with SEC rules, we deemed outstanding shares of common stock: (i) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 9, 2009, and (ii) issuable upon the vesting of Restricted Stock Units ("RSUs") within 60 days of March 9, 2009. Also in accordance with SEC rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

        The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TeleTech Holdings, Inc., 9197 Peoria Street, Englewood, Colorado 80112.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Options and RSUs Vested or Vesting Within 60 Days of 3/9/2009	Total		Percent of Class
5% Stockholders
Kenneth D. Tuchman	30,764,672	1,440,000	32,204,672	(1)	49.2%
Oppenheimer Funds, Inc., Two World Financial Center, 225 Liberty Street, New York, NY 10281	4,433,978	—	4,433,978	(2)	6.9%
Alydar Capital LLC and its affiliates, 222 Berkeley Street, 17th Floor, Boston, MA 02116	3,460,160	—	3,460,160	(2)	5.4%
Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94163	3,305,580	—	3,305,580	(2)	5.2%
Executive Officers and Directors
Kenneth D. Tuchman	30,764,672	1,440,000	32,204,672	(1)	49.2%
James E. Barlett	267,922	774,500	1,042,422	(3)	1.6%
William A. Linnenbringer	50,100	50,000	100,100	(4)	*
Ruth C. Lipper	25,000	115,000	140,000	(5)	*
Shrikant C. Mehta	15,000	30,000	45,000	(6)	*
Robert M. Tarola	—	35,000	35,000	(7)	*
Shirley Young	7,000	60,000	67,000	(8)	*
John R. Troka, Jr.	10,578	73,000	83,578	(9)	*
Gregory G. Hopkins	4,307	75,000	79,307	(10)	*
Michael M. Jossi	11,281	22,400	33,681	(11)	*
All directors and executive officers as a group (11 persons)	31,155,860	2,674,900	33,830,760		50.8%

*
Less than 1%.

(1)
Includes 30,754,672 shares subject to sole voting and investment power, 10,000 shares with shared voting and investment power and 1,440,000 options exercisable within 60 days of March 9, 2009. The shares with sole voting and investment power consist of: (i) 5,787,866 shares held by Mr. Tuchman (including 100,000 shares received in connection with the vesting of RSUs); (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman; and (iv) 200,000 shares held by another limited liability partnership controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman's spouse. Excluding Mr. Tuchman's 1,440,000 vested stock options, Mr. Tuchman is the beneficial owner of approximately 48.1% of the shares of common stock entitled to vote at the meeting.

(2)
As reported on Schedule 13G filed with the SEC in February 2009.

(3)
Includes 67,922 shares received in connection with vesting of RSUs and 774,500 options exercisable within 60 days of March 9, 2009.

(4)
Includes 50,100 shares beneficially owned through a family trust and 50,000 options exercisable within 60 days of March 9, 2009.

(5)
Includes 115,000 options exercisable within 60 days of March 9, 2009.

(6)
Includes 30,000 options exercisable within 60 days of March 9, 2009.

(7)
Includes 35,000 options exercisable within 60 days of March 9, 2009.

(8)
Includes 60,000 options exercisable within 60 days of March 9, 2009.

(9)
Includes 10,578 shares received in connection with vesting of RSUs and 73,000 options exercisable within 60 days of March 9, 2009.

(10)
Includes 4,307 shares received in connection with vesting of RSUs and 75,000 options exercisable within 60 days of March 9, 2009.

(11)
Includes 11,281 shares received in connection with the vesting of RSUs and 21,400 options exercisable within 60 days of March 9, 2009 and 1,000 RSUs scheduled to vest within 60 days of March 9, 2009.

PROPOSAL 1:
ELECTION OF DIRECTORS

        At the Annual Meeting, seven persons will be elected to our Board to hold office until the next annual meeting and until their respective successors are duly elected and qualified. The Board, upon recommendation of the Nominating and Governance Committee, has nominated each of the persons named below and it is the intention of the persons named as proxies in the enclosed proxy card to vote FOR the election of all such nominees. Each of the nominees is currently serving as a director of TeleTech and has consented to being named in this Proxy Statement as a nominee and to continue to serve as a director if elected. Information concerning the seven nominees proposed for election to the Board is set forth below.

        If any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

Information Concerning the Nominees for Election as Directors

        Kenneth D. Tuchman, 49, founded our predecessor company in 1982 and has served as the Chairman of the Board since our formation in 1994. Mr. Tuchman served as our President and CEO from our inception until October 1999. In March 2001, Mr. Tuchman resumed the position of CEO.

        James E. Barlett, 65, was elected to our Board in February 2000 and has served as Vice Chairman of the Board since October 2001. Before joining TeleTech as Vice Chairman, Mr. Barlett served as the President and Chief Executive Officer of Galileo International, Inc. from 1994 to 2001, and in addition was elected to be Chairman of Galileo in 1997, a position in which he served until leaving in 2001. Prior to joining Galileo, Mr. Barlett served as Executive Vice President of Worldwide Operations and Systems for MasterCard International Corporation, where he was also a member of the MasterCard International Operations Committee. Other positions previously held by Mr. Barlett were Executive Vice President of Operations for NBD Bancorp and Vice Chairman of Cirrus, Inc. Mr. Barlett was also a partner with Touche Ross & Co., currently known as Deloitte & Touche LLP. Mr. Barlett currently serves on the Board of Directors of Korn/Ferry International and Celanese Corporation.

        William A. Linnenbringer, 60, was elected to our Board in February 2003. In his 32-year career with PricewaterhouseCoopers LLP, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm's policy board and world council of partners. Mr. Linnenbringer retired as a partner of PricewaterhouseCoopers LLP in 2002.

        Ruth C. Lipper, 58, was elected to our Board in May 2002. Ms. Lipper has spent more than 25 years working in various financial and philanthropic leadership roles. From 1987 to 2000, Ms. Lipper was Executive Vice President and Treasurer for Lipper Analytical Services, Inc. Founded in 1973, Lipper Analytical Services was analyzing nearly 40,000 mutual funds through offices in the U.S., London, and Hong Kong at the time of its sale to Reuters Group PLC in 1998. Ms. Lipper is currently a volunteer chairperson for the Lipper Family Foundation.

        Shrikant Mehta, 65, was elected to our Board in June 2004. Mr. Mehta is President and Chief Executive Officer of Combine International, Inc., a wholesale manufacturer of fine jewelry since 1974. He also serves on the Board of Directors of Distinctive Devices, Inc., Caprius, Inc. and various private corporations.

        Robert M. Tarola, 59, was elected to our Board in August 2008. Mr. Tarola is the President of Right Advisory LLC, a financial and business consulting company. From 1999 to 2008, Mr. Tarola served as Senior Vice President and Chief Financial Officer of W. R. Grace & Co., a New York Stock Exchange listed specialty chemical company. Prior to joining W. R. Grace, Mr. Tarola served as Senior Vice President and Chief Financial Officer of MedStar Health, Inc. and as a Partner with Price Waterhouse LLP, where Mr. Tarola was a regional managing partner for the media and communications practice group.

        Shirley Young, 73, was elected to our Board in August 2002. Ms. Young is President of Shirley Young Associates, LLC, a business advisory company, and serves as Senior Adviser to General Motors—Asia Pacific. She is a member of the board of governors of The Nature Conservancy and Governor and Founding Chair of the Committee of 100, a national Chinese-American leadership organization, and Chair of its Cultural Associate, U.S.-China Cultural Institute. Previously, Ms. Young served as Corporate Vice President of General Motors responsible for China strategic development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, Bank of America, Harrah's, Dayton Hudson/Target and currently serves on the Board of Directors of SalesForce.com.

Required Vote

        The seven nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

        The Board recommends that you vote "FOR" all of the nominees for election to the Board.

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee of the Board has selected the accounting firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as TeleTech's independent registered public accounting firm for the year 2009 and recommends to the stockholders that they ratify that appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

        Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009 requires the affirmative vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

The Board and the Audit Committee recommend that you vote "FOR" Proposal 2.

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS

Information Regarding the Board and Committees Thereof

        During 2008, the Board held seven meetings—including four regularly scheduled quarterly meetings and three special meetings—at which the Board met in executive session, where only non-employee directors were present. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served. We do not have a formal policy on a director's attendance at annual meetings, although we encourage members of the Board to attend. Last year, all of our directors attended the annual meeting. The Board has determined that each of its non-employee directors and director nominees (William A. Linnenbringer, Ruth C. Lipper, Shrikant Mehta, Robert M. Tarola and Shirley Young) is independent within the meaning of the NASDAQ Marketplace Rules.

        The Board has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. These committees assist the Board in the discharge of its responsibilities. The members of each committee are appointed by the Board and typically serve for one-year terms.

Committee Composition

        The following table provides the composition of each of our Board committees as of April 2009:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
James E. Barlett
William A. Linnenbringer	✓		✓
Ruth C. Lipper	✓	✓	✓
Shrikant Mehta		✓
Robert M. Tarola	✓
Kenneth D. Tuchman
Shirley Young	✓

Audit Committee

        The Audit Committee operates under the Audit Committee charter adopted by our Board and is responsible for, among other things:

  •
  providing an open avenue of communication among the independent auditor, the Vice President of Internal Audit and the Board;

  •
  overseeing the adequacy of internal controls and financial reporting process and the reliability of the financial statements;

  •
  confirming and assuring the independence of the independent registered public accounting firm;

  •
  reviewing and approving the provision by the independent registered public accounting firm of all permissible non-audit services;

  •
  overseeing the function, adequacy and progress of the internal audit department;

  •
  conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibility;

  •
  reviewing and approving the establishment and compliance with TeleTech's Code of Conduct;

  •
  overseeing our enterprise risk management programs; and

  •
  reviewing and approving all related-party transactions.

        The current members of the Audit Committee are William A. Linnenbringer (Chair), Ruth C. Lipper, Robert M. Tarola and Shirley Young, each of whom is independent within the meaning of the NASDAQ Marketplace Rules and Rule 10A-3(b)(l) under the Securities Exchange Act of 1934. Mr. Tarola was appointed to the Audit Committee concurrently with his appointment to the Board in August 2008. Our Board determined that Messrs. Linnenbringer and Tarola qualify as "audit committee financial experts" within the meaning of the SEC rules. Mr. Linnenbringer's relevant experience includes his 32-year career with PricewaterhouseCoopers LLP. Mr. Tarola's relevant experience includes his service as Senior Vice President and Chief Financial Officer of W.R. Grace & Co., as Senior Vice President and Chief Financial Officer of MedStar Health, Inc. and as a partner with Price Waterhouse LLP. During 2008, the Audit Committee held four regularly scheduled meetings and seven special meetings. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Compensation Committee

        The Compensation Committee operates under the Compensation Committee charter adopted by our Board and is responsible for, among other things:

  •
  reviewing performance goals and determining or approving the annual salary, bonus and all other compensation for each executive officer (consistent with the terms of any applicable employment agreement);

  •
  reviewing, approving and recommending terms and conditions for all employee benefit plans (and changes thereto); and

  •
  administering the TeleTech Holdings, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, the TeleTech Holdings, Inc. 1995 Stock Option Plan and the TeleTech Holdings, Inc. Directors Stock Option Plan (together, "Equity Incentive Plans"), and other employee benefit plans as may be adopted by us from time to time.

        The current members of the Compensation Committee are Shrikant Mehta (Chair) and Ruth C. Lipper, each of whom is an "independent director" as defined under the NASDAQ Marketplace Rules, a "non-employee director," as defined under SEC Rule 16b-3, and "outside director," as defined under Section 162(m) of the Internal Revenue Code. During 2008, the Compensation Committee held four regularly scheduled meetings and six special meetings. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis.

Nominating and Governance Committee

        The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and is responsible for, among other things:

  •
  identifying and recommending to the Board qualified candidates for election or appointment to the Board; and

  •
  overseeing matters of corporate governance, including the evaluation of Board performance and processes, and assignment and rotation of Board committee members.

        The current members of the Nominating and Governance Committee are Ruth C. Lipper (Chair) and William A. Linnenbringer, each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Marketplace Rules. During 2008, the Nominating and Governance Committee held four regularly scheduled meetings and one special meeting. The Nominating and Governance Committee reviews and assesses the adequacy of its charter on an annual basis.

Code of Conduct and Committee Charters

        We have adopted a Code of Conduct applicable to all of our directors, officers (including our CEO, Chief Financial Officer, Controller and any person performing similar functions) and employees which includes the prompt disclosure of any waiver of the Code of Conduct, approved by our Board, for executive officers or directors. The Code of Conduct is available on our website, and we intend to disclose any waivers of, or amendments to, the Code of Conduct on our website. The Code of Conduct, Audit Committee charter, Compensation Committee charter, and Nominating and Governance Committee charter may be viewed on our website at http://www.teletech.com by selecting the links to "Investors" and then "Corporate Governance." You may also obtain a copy of any of these documents without charge by writing to: TeleTech Holdings, Inc., at 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Corporate Secretary.

Communications with the Board

        Stockholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors c/o Corporate Secretary, TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Non-Employee Director Compensation Overview

        In 2008, non-employee directors received: (i) an annual retainer of $40,000 (paid $10,000 per quarter); (ii) a meeting fee of $1,000 for each Board or committee meeting attended; and (iii) a meeting fee of $500 for each telephonic Board or committee meeting attended. The Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received an additional fee of $5,000 per year and the Chair of the Audit Committee received an additional fee of $20,000 per year.

        Non-employee directors also received stock options under our Equity Incentive Plans. Option awards granted to Directors vest immediately upon date of grant and are exercisable into restricted stock for which restrictions shall lapse one year after the date of grant. Each non-employee director who is first elected or appointed to the Board receives an option award to purchase 20,000 shares of common stock. Each non-employee director also receives an option award to purchase 15,000 shares of common stock on the day of each annual meeting subsequent to his or her election or appointment to the Board, provided that he or she continues in office after the annual meeting. In 2008, each non-employee director received an option award to purchase 15,000 shares of common stock and, upon appointment to the Board in August 2008, Mr. Tarola received an option award to purchase 20,000 shares of common stock.

2008 Non-Employee Director Compensation

        The following table presents information regarding the compensation paid during 2008 to non-employee directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards(1) ($) (d)	Non- Equity Plan Compensation ($) (e)	Change in Pension Value and Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
William A. Linnenbringer	79,500	—	81,839	—	—	—	161,339
Ruth C. Lipper	72,000	—	81,839	—	—	—	153,839
Shrikant Mehta	55,000	—	81,839	—	—	—	136,839
Robert M. Tarola	21,168	—	205,982	—	—	—	227,150
Shirley Young	57,500	—	81,839	—	—	—	139,339

(1)
The amounts set forth in columns (c) and (d) reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes in accordance with SFAS No. 123(R). The dollar amount set forth in column (d) for each director is based on the fair value of the award on the date of grant. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the disclosure under the sections entitled "Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our 2008 Annual Report on Form 10-K.

Equity Interests of Non-Employee Directors

        The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the non-employee directors as of December 31, 2008:

	Number of Shares Subject to Outstanding Options as of 12/31/2008	Number of Unvested Stock Awards as of 12/31/2008
William A. Linnenbringer	50,000	—
Ruth C. Lipper	115,000	—
Shrikant Mehta	30,000	—
Robert M. Tarola	35,000	—
Shirley Young	60,000	—

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Shrikant Mehta and Ruth C. Lipper served on the Compensation Committee. There were no Compensation Committee interlocks during 2008. None of the members of our Compensation Committee has been an officer or employee of TeleTech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

Nominations of Directors

        If vacancies on the Board arise, the Nominating and Governance Committee considers potential candidates for director, which may come to the attention of the Nominating and Governance Committee through current directors, professional executive search firms, stockholders or other persons. The Nominating and Governance Committee will consider candidates for the Board recommended by stockholders if the names and qualifications of such candidates are submitted in writing to the Corporate Secretary of TeleTech in accordance with the notice provisions for stockholder proposals discussed in the section entitled "General Information—Next Annual Meeting of Stockholders". Although the Nominating and Governance Committee did not receive any stockholder nominations for candidates for the Board in 2008 or 2009, the Committee considers properly submitted nominees in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, the materials provided by a stockholder to us for consideration of a director nominee are forwarded to the Nominating and Governance Committee. All candidates are evaluated at meetings of the Nominating and Governance Committee. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the Board. The Nominating and Governance Committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. In addition, the Nominating and Governance Committee recognizes the benefit of a Board that reflects the diversity of TeleTech's stockholders, employees and customers, and the locations in which it operates, and will seek qualified candidates for nomination and election to the Board in order to reflect such diversity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Based on our review of these forms, we believe that our directors, executive officers and 10% stockholders filed all Section 16(a) reports on a timely basis during 2008.

Information Regarding Executive Officers

        Gregory G. Hopkins, 54, joined TeleTech in April 2004 as Executive Vice President, Business Development. In 2004, he was promoted to his present position of Executive Vice President, Global Accounts. Before joining TeleTech, he was Vice President and General Manager of Global Markets at Telwares Communications, LLC. Prior to joining Telwares, Mr. Hopkins was Executive Vice President of Virtela Communications, where he developed a global sales and pre-sales engineering team. Other positions previously held by Mr. Hopkins included Western Region Vice President at AT&T Global Services, and Corporate Accounts Vice President at Inacom Information Systems.

        Michael M. Jossi, 43, joined TeleTech in January 2005 as Vice President, Learning Services, and in December 2006, he was promoted to Senior Vice President, Human Capital. In April 2007, Mr. Jossi was promoted to Executive Vice President, Global Human Capital, a position he held on an interim basis until it was made permanent in August 2008. From 1998 until January 2005, Mr. Jossi was President and Chief Executive Officer of Active Education, Inc., a developer and provider of classroom and online computer training products for businesses.

        Carol J. Kline, 45, joined TeleTech in June 2008 as Executive Vice President and Chief Information Officer. From February 2007 until joining TeleTech, Ms. Kline was Executive Vice President of Operations of EchoStar. Before joining EchoStar, Ms. Kline was Chief Information Officer and Executive Vice President for America Online from June 2003 to February 2006 and was the Senior Vice President for Worldwide Operations of Qwest Communications, Inc. from July 2000 to June 2003.

        John R. Troka, Jr., 46, joined TeleTech in 2002 as Vice President of Global Finance. In August 2006, Mr. Troka was named Interim Chief Financial Officer, a position that he continues to hold, and in February 2008 he was promoted to the position of Senior Vice President of Global Finance. Before joining TeleTech, Mr. Troka was Vice President of Finance for Qwest Communications, Inc., formerly known as US West Communications. Mr. Troka is a licensed CPA in the state of Colorado.

        Information regarding Kenneth D. Tuchman, Chairman and CEO, and James E. Barlett, Vice Chairman, is provided in this section under the heading "Information Concerning the Nominees for Election as Directors".

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section explains our executive compensation programs as it relates to the following "named executive officers":

Kenneth D. Tuchman	Chairman of the Board and CEO
James E. Barlett	Vice Chairman of the Board
John R. Troka, Jr.	Interim Chief Financial Officer and Senior Vice President, Global Finance
Gregory G. Hopkins	Executive Vice President, Global Accounts
Michael M. Jossi	Executive Vice President, Global Human Capital

Executive Compensation Program Overview and Design Principles

        Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior performance that creates long-term investor value. We have developed and implemented executive compensation policies, plans and programs intended to closely align the financial interests of the named executive officers with those of our stockholders in order to enhance our long-term growth and profitability and therefore create long-term stockholder value. Our executive compensation program also requires each named executive officer to demonstrate exceptional individual performance and to contribute as a member of the team to our overall success rather than merely achieve specific objectives within that officer's area of responsibility. Each year, the Compensation Committee, which is made up entirely of independent directors, determines the compensation of the CEO and, after reviewing the CEO's recommendations, the other named executive officers.

Five Overarching Principles

        We have designed our executive compensation program around five overarching principles:

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  Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by named executive officers directly and demonstrably links to individual and company-wide performance;

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  Offer market competitive compensation opportunities that will allow us to attract and retain named executive officers capable of leading us to the fulfillment of our business objectives;

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  Ensure that our named executive officers remain focused on individual operational goals to build the foundation for our long-term success;

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  Align the interests of named executive officers and stockholders to achieve long-term stock price performance; and

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  Maintain an egalitarian culture with respect to compensation programs, such that a broad range of management employees may generally participate in the same equity-based and cash-based incentive programs as the named executive officers.

Four Components of Compensation

        To achieve the five overarching principles, the compensation program for the named executive officers consists of the following four components of compensation, in order of their importance:

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  Equity awards in the form of Restricted Stock Units ("RSUs") under our Equity Incentive Plans;

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  Annual performance-based cash incentives under our Management Incentive Plan ("MIP") as funded under our "incentive benefit pool";

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  Discretionary cash bonuses to recognize exceptional individual achievement and contributions to our overall financial performance as funded under our incentive benefit pool; and

  •
  Base salary.

        The named executive officers are also eligible to participate in our general health and welfare programs, 401(k) Plan, insurance program and other employee programs on substantially the same basis as other employees. Although we pay as perquisites all or a portion of the named executive officers' premiums for certain of these plans, we believe that perquisites should be limited in scope and value, and they have not historically constituted a significant portion of executive compensation.

Equity Awards

        Equity Awards in the Form of RSUs Minimize Dilution and Support Long-Term Focus.    We rely heavily on long-term equity awards in our executive compensation program to attract and retain an outstanding executive team and to motivate the executive team to improve our long-term financial performance. We implemented a program of awarding RSUs in order to motivate executives, enhance morale and teamwork, and encourage retention. Unlike a stock option award (which we last used in 2006), the compensation value of an RSU award does not depend on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in our stock price before vesting, an RSU award will maintain value in the long term, encouraging retention. By contrast, the value of a stock option depends on future stock price appreciation. Accordingly, RSUs deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable grant date compensation with fewer shares and less dilution for our stockholders.

        The Compensation Committee believes that RSU awards are the most effective way to align the named executive officers' interests with the interests of our stockholders and to attract and retain talented executives by providing a strong economic incentive to continue employment. Furthermore, the Compensation Committee believes that substantial equity ownership by individual executive officers helps to ensure that these individuals remain focused on building stockholder value.

Cash Incentives

        Performance-Based Cash Incentives Under Our MIP.    The Compensation Committee believes that the MIP is an important component of our executive compensation program as it provides immediate recognition to named executive officers whom the Compensation Committee has determined are eligible to receive an award based on the Compensation Committee's subjective evaluation of each named executive officer's performance. It is, however, a less significant factor in attracting new executive talent than our equity awards, as it tends to promote retention only in the short-term. The secondary significance of the MIP is evidenced by the fact that the CEO and the Vice Chairman have not historically participated in the MIP.

        Discretionary Cash Bonuses Award Exceptional Individual Achievement.    We have not relied heavily on discretionary cash bonuses because we prefer to reward executive performance with long-term equity incentive compensation. Nevertheless, the Compensation Committee believes that discretionary cash bonuses are another important component of our executive compensation program because they allow the Compensation Committee to recognize exceptional individual achievement and contributions to TeleTech's overall financial performance based on the Compensation Committee's subjective evaluation of each named executive officer's performance. This is especially true in situations where the Compensation Committee believes that performance-based cash incentives under the MIP have not adequately compensated an officer for his or her individual achievements and contributions.

        Base Salaries Reflect Our Emphasis on Building Stockholder Value.    The Compensation Committee believes that base salaries are much less important than long-term equity awards and performance-based cash incentives in meeting our compensation objectives. While we believe that base salaries should generally be competitive, we do not believe that base salaries provide significant long-term focus nor do we believe that they are a key driver in motivating our named executive officers to build stockholder value. As a result, we have historically set base salaries for our named executive officers at a midrange between the 25th and 75th percentiles of the "peer group" as described in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data."

How We Use Consultants

        Since November 2004, we have retained the services of Compensia, Inc., an executive compensation consulting firm. Since April 2008, we have retained the services of Latham & Watkins, LLP, a law firm. From time to time, Compensia and Latham & Watkins provide advice to the Compensation Committee and us. No member of the Compensation Committee or any named executive officer has any affiliation with either Compensia or Latham & Watkins and our CEO has not met with representatives of Compensia or Latham & Watkins regarding his compensation or the compensation of other named executive officers.

        Compensia.    The Compensation Committee either directly, or at the direction of the Compensation Committee through our human capital department, periodically seeks input from Compensia on a range of executive compensation issues. Among other things, Compensia provides the Compensation Committee with:

  •
  a periodic review of our compensation practices, trends and philosophy;

  •
  a competitive assessment of our executive compensation levels and pay-for-performance linkage;

  •
  an analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group; and

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  a review of our equity award and cash incentive programs.

        Although Compensia provides recommendations on the structure of our compensation programs, Compensia does not determine the amount or form of compensation for any named executive officers. We do not use Compensia for services outside of executive compensation.

        Latham & Watkins.    The Compensation Committee, either directly or indirectly through our legal or human capital departments, periodically seeks advice from Latham & Watkins on various legal issues. Latham & Watkins reviews public disclosures relating to executive compensation and advises the Compensation Committee as to corporate governance issues and the legal structure of equity and cash compensation plans. Although Latham & Watkins may provide legal advice on the structure of compensation programs, Latham & Watkins does not determine the amount or form of compensation for any named executive officers.

How We Use Peer Group, Survey and Benchmarking Data

        With the assistance of our human capital department, the Compensation Committee identified a "peer group" of companies for 2008 that compete with us in the labor and capital markets and that follow similar compensation models. The peer group that the Compensation Committee reviewed to ensure that our total compensation is within a reasonably competitive range included: Affiliated Computer Services, Inc. APAC Customer Services Inc., Wipro Ltd., Convergys Corporation, ICT Group Inc., Sitel Corporation, Spherion Corp., and Sykes Enterprises Incorporated. The Compensation Committee reviews the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing markets and to confirm proper levels of compensation for our named executive officers. This peer group data is one factor the Compensation Committee uses in determining executive compensation; it is not a definitive or dispositive factor in making such compensation decisions. Moreover, the Compensation Committee does not adhere to strict formulas, benchmarking or its review of this peer group data to determine the mix of compensation elements. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as our overall financial performance.

How We Use Employment Agreements

        From time to time, we have entered into employment agreements with senior officers, including some of the named executive officers. The Compensation Committee, however, has not entered into any employment agreements with any of the named executive officers since April 2004; although those agreements were amended in 2008 to bring them in compliance with Rule 409A of the Internal Revenue Code. The Compensation Committee generally will approve employment agreements when it determines that an employment agreement is desirable to obtain a measure of assurance as to the executive's continued employment or to attract an executive in light of market conditions. Based on an evaluation of these factors, we previously entered into employment agreements with Messrs. Tuchman, Barlett and Hopkins. Pursuant to these agreements, Messrs. Tuchman and Barlett are entitled to receive an annual base salary. Messrs. Tuchman and Barlett are also entitled to participate in all other employee benefit plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to their peers. Mr. Hopkins is entitled to receive a base salary and is eligible to receive additional incentive compensation and discretionary cash bonuses, as may be determined by the Compensation Committee from time to time. Employment agreement provisions relating to severance, termination and change-in-control are discussed in greater detail in the Executive Compensation Tables section under the heading "Potential Payments Upon Termination or Change in Control—Employment Agreements".

How We Determine Executive Compensation

Compensation Committee Determines All Executive Compensation

        Annually, the Compensation Committee determines all compensation for the named executive officers. The Compensation Committee conducts a subjective evaluation of the performance of each named executive officer to determine if any changes in the officer's compensation are appropriate. The CEO does not participate in the Compensation Committee's deliberations or decision with regard to his compensation. At the Compensation Committee's request, however, the CEO and the Executive Vice President, Global Human Capital review with the Compensation Committee the performance of the other named executive officers. The Compensation Committee gives considerable weight to the CEO's evaluation of the other named executive officers in its subjective evaluation because of his direct knowledge of each officer's performance and contributions.

        The Compensation Committee also considers various factors in exercising its discretion to determine the composition of and amount of compensation for each named executive officer. The ability to impose exclusively subjective judgment and to consider various factors in its discretion, rather than relying on a formulaic approach, provides important flexibility in determining compensation components and the amount of compensation required to retain current executives, to attract new executives in our highly competitive, rapidly changing markets and to confirm appropriate levels of compensation for our named executive officers.

        The Compensation Committee reviews peer group data as described in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data". The Compensation Committee, however, does not base its compensation decisions of such peer group data, but rather utilizes it as a measure of the competitive market for executive talent in our industry. The Compensation Committee also does not adhere to strict formulas to determine the mix of equity awards, performance-based cash incentives and base salaries. The Compensation Committee can and does consider our objective financial results in its subjective evaluation of each named executive officer's performance. However, there is no formulaic tie between our financial results and the Compensation Committee's evaluation of the performance of each named executive officer. For each named executive officer, the Compensation Committee determines the amount of each component of compensation under our executive compensation program using completely subjective criteria, based on each named executive officer's impact on our overall performance by examining the following "success factors":

  •
  contribution to our overall operating effectiveness, strategic success and profitability;

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  role in developing and maintaining key client relationships;

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  level of responsibility, scope, and complexity of such named executive officer's position relative to other named executive officers;

  •
  leadership growth and management development over the past year;

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  completion of strategic projects;

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  innovations to continuously improve performance and improve open communications;

  •
  ability to provide hands-on business problem solving and wise business decisions; and

  •
  demonstration of business ownership.

        The Compensation Committee selected these eight success factors because they believe they are important indicators of increased stockholder value. The success factors are not qualified or weighted for importance. The Compensation Committee's use of the success factors is tied to the responsibilities of the named executive officers. For example, greater weight will be given to the "role in developing and maintaining key client relationships" for the Executive Vice President, Global Accounts due to his responsibilities for overseeing sales operations, while greater weight will be given to the "completion of strategic projects" for the Executive Vice President, Global Human Capital for his responsibilities for improving human capital tools used to manage our large employee base.

Equity Awards

        In determining the amount of any grant of an equity award to a named executive officer, the Compensation Committee reviews the outstanding equity awards of the named executive officer to determine whether additional awards are warranted in light of the Compensation Committee's review of the named executive officer's performance.

        Vesting Conditions.    All RSU awards to our named executive officers give the officer the right to receive a specified number of common shares at no cost to the officer, if the terms of the grant are satisfied and the officer is continuously employed through each vesting date. RSU awards typically vest over a period of four or five years. The named executive officer is generally not eligible to receive the shares if employment is terminated before the RSUs vest. In addition, the vesting of RSUs may be affected by a change in control as discussed in the Executive Compensation Tables section under the heading "Potential Payments Upon Termination or Change in Control". The Compensation Committee also has the discretion to accelerate the vesting of any RSU or stock option.

        2008 RSU Awards.    In 2008, the Compensation Committee granted RSU awards that vest over time in four equal installments through 2012 to the following named executive officers: Mr. Jossi, 140,000 RSUs; Mr. Hopkins, 125,000 RSUs; and Mr. Troka 100,000 RSUs. During 2008, the Compensation Committee did not authorize the grant of any performance-based RSUs to our named executive officers.

        Stock Options.    Under our Equity Incentive Plans, stock options are authorized to be issued at the discretion of the Compensation Committee. During 2008, the Compensation Committee did not authorize the grant of any stock options to our named executive officers.

        Equity-Based Compensation Review.    As more fully discussed in our 2008 Annual Report on Form 10-K (see Item 9A, Controls and Procedures), in 2008 we completed a review of our historical equity-based compensation practices (the "Equity-Based Compensation Review"). The Equity-Based Compensation Review determined that certain stock options had been issued with stated exercise prices that were determined to be lower than the fair market value of TeleTech's common stock on the appropriate accounting measurement dates. As a result of the Equity-Based Compensation Review, the Compensation Committee adopted the following formal procedures regarding equity awards (including RSUs and stock options):

  •
  The Compensation Committee makes annual equity awards to named recipients at a set time each year;

  •
  The Compensation Committee makes all periodic equity awards, including new hire, promotion and special circumstance grants, at pre-scheduled monthly meetings;

  •
  A senior member of the human capital department, supported by designated members of the legal, tax and accounting departments, is responsible for ensuring that the accounting treatment, recipient notification requirements, and required disclosures have been determined for each equity award before the award is authorized by the Compensation Committee;

  •
  In advance of each meeting, the Compensation Committee is provided with information on the accounting treatment and any non-standard terms of each proposed equity award;

  •
  Equity awards (including RSUs and stock options) are not made until the approval date, which is the last date in which all of the following have been completed: (i) the Compensation Committee has approved the equity award at a duly convened meeting; and (ii) all material terms of the relevant RSU, stock option or other equity security have been established (including the exercise price of any stock options); and

  •
  Other than as approved under new grant procedures, changes to grants after their approval date are prohibited, other than to withdraw a grant to an individual in its entirety because of a change in circumstances between approval and issuance of the grant or to correct clear clerical errors.

        In addition, we have provided training for pertinent personnel with regard to the new equity grant procedures and we plan to review these procedures after one year of operation. Furthermore, we have expanded internal audit procedures relating to equity grant approval and documentation.

        Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers.    In conjunction with the Equity-Based Compensation Review, our Board determined that in the case of stock options issued with stated exercise prices that were determined to be lower than the fair market value of TeleTech's common stock on the appropriate accounting measurement dates, we would pay any incremental federal, state and employment taxes assessed upon employees (including the named executive officers) under Section 409A of the Internal Revenue Code and similar state tax provisions, including penalties and interest and tax "gross-ups," to make the employees whole for any adverse tax consequences arising as a result of the vesting or exercise of such options (collectively, the "Incremental Adverse Taxes"). Our Board determined that it would be appropriate and fair to pay the Incremental Adverse Taxes for all of our affected employees because the inadvertent mistake resulting in the Incremental Adverse Taxes was not due to any error on the part of the affected employees. We paid Incremental Adverse Taxes for two named executive officers in 2008: Messrs. Barlett and Hopkins. The aggregate amount of Incremental Adverse Taxes paid in 2008 on behalf of Messrs. Barlett and Hopkins for stock options vested, exercised or deemed exercised is included in the "Other Compensation" column of the "Summary Compensation Table" in the Executive Compensation Tables section.

        Amended Stock Options.    The Equity-Based Compensation Review also determined that three of our named executive officers (Messrs. Tuchman, Barlett and Hopkins) held stock options issued with stated exercise prices that were determined to be lower than the fair market value of TeleTech's common stock on the appropriate accounting measurement dates.

        Mr. Tuchman's Stock Options.    As reported in a Current Report on Form 8-K filed with the SEC on September 23, 2008, Mr. Tuchman voluntarily offered to amend outstanding stock options granted on October 1, 2001 by increasing the exercise price from $6.98 to $7.95 per share after it was determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date. Mr. Tuchman volunteered to forego any benefits from measurement date errors and did not receive any remuneration in exchange for the $0.97 per share increase in the exercise price of the stock options. The Compensation Committee accepted and approved Mr. Tuchman's offer to amend the stock options on September 17, 2008. All other terms of the stock options remained the same. The incremental fair value of the repriced stock options to Mr. Tuchman under SFAS 123(R) was $0. Because Mr. Tuchman's stock options were fully vested before Section 409A of the Internal Revenue Code was enacted, Mr. Tuchman's stock options were not subject to Incremental Adverse Taxes.

        Mr. Barlett's Stock Options.    As reported in a Current Report on Form 8-K filed with the SEC on September 23, 2008, Mr. Barlett voluntarily offered to amend outstanding stock options granted on May 13, 2005 by increasing the exercise price from $7.34 to $7.79 per share after it was determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date. Mr. Barlett volunteered to forego any benefits from measurement date errors and did not receive any remuneration in exchange for the $0.45 per share increase in the exercise price of the stock options. The Compensation Committee accepted and approved Mr. Barlett's offer to amend the stock options on September 17, 2008. All other terms of the stock options remained the same. The incremental fair value of the repriced stock options to Mr. Barlett under SFAS 123(R) was $0. Because Mr. Barlett was an executive officer of TeleTech at the time of the stock option grant (May 13, 2005), Mr. Barlett will continue to be subject to Incremental Adverse Taxes during every tax year until these stock options have been exercised.

        Mr. Hopkins' Stock Options.    As reported in a Current Report on Form 8-K filed with the SEC on September 8, 2008, on September 2, 2008 we completed an Offer to Amend the Exercise Price of Certain Options (the "Offer to Amend") held by Mr. Hopkins, resulting in an increase in the exercise price of the options subject to the Offer to Amend (the "Amended Options"). The Offer to Amend was approved and authorized by our Board and Compensation Committee after it was determined that the Amended Options were mistakenly granted with exercise prices that were below the fair market value of TeleTech's common stock on the appropriate accounting measurement date. As a result, Mr. Hopkins incurred Incremental Adverse Taxes. Because Mr. Hopkins elected to participate in the Offer to Amend, the Amended Options are no longer subject to Incremental Adverse Taxes.

        Mr. Hopkins accepted the Offer to Amend with respect to outstanding stock options to purchase 75,000 shares of common stock initially granted on April 12, 2004 (before Mr. Hopkins became an executive officer of TeleTech). Pursuant to the terms of the amendment, the option exercise price was increased from $6.24 to $8.37 per share and Mr. Hopkins received a cash payment equal to $159,750 (an amount which reflects the $2.13 increase in the option exercise price multiplied by the 75,000 options outstanding and which is included in the "Other Compensation" column of the "Summary Compensation Table" in the Executive Compensation Tables section). All other terms of the stock options remain the same. The incremental fair value of the repriced stock options to Mr. Hopkins under SFAS 123(R) was $0.

Funding for Performance-Based Cash Incentives Under the MIP and Discretionary Bonuses

        Funding for performance-based cash incentives under the MIP and discretionary cash bonuses comes from our "incentive benefit pool." The incentive benefit pool allows us to make contributions to the incentive benefit pool periodically throughout the year based on our achievement of operating income objectives in our internal business plan (excluding extraordinary, unusual or infrequently occurring events or changes in accounting principles). In 2008, funding of our incentive benefit pool was based on our achievement of an operating income target. In measuring our performance, we exclude certain one-time or unusual items which may occur during the year such as mergers, acquisitions, asset impairments or restructuring activities. The dollar amount of our contribution to the incentive pool is based on our performance relative to an operating profit target approved by the Compensation Committee. In 2008, the target for funding 100% of the incentive pool (approximately $10.0 million) was $189 million of operating income, and the minimum target level of operating income was approximately $130 million. If we failed to achieve the minimum target level of operating income, we would not have funded the incentive benefit pool in 2008.

        During 2008, we contributed $2.1 million (approximately 21% of the 100% funding amount) to the incentive benefit pool based on our achievement of $131.7 million of operating income (approximately 70% of the 100% funding level target). The operating income is calculated as income from operations of $109.0 million, plus: (i) $6.1 million of restructuring charges; (ii) $2.0 million of impairment losses; and (iii) $14.6 million of legal and accounting expenses attributable to the Equity-Based Compensation Review. The Compensation Committee has discretion to distribute less than the total amount of funds available in the incentive benefit pool.

        While the operating income target is reset each year, the Compensation Committee seeks to set target levels for purposes of funding the incentive benefit pool that are difficult to achieve, but achievable, if certain conditions are satisfied, including, in particular the following:

  •
  we continue to operate our business to our historic standards of efficiency, production and performance;

  •
  we continue to control our costs of conducting and growing our business and operations;

  •
  external market forces are consistent with expectations (at the time we establish our annual budgets) in the business process outsourcing market;

  •
  clients we serve continue to remain financially sound and satisfy their contractual obligations to us; and

  •
  we do not experience unforeseen events, such as natural disasters, political or social instability or other casualty events that have a material adverse impact on our financial results.

        Consequently, our ability to achieve the operating income target each year is heavily dependent not only upon factors within our control, but also upon current economic conditions and the conditions outlined above. While there is uncertainty with respect to achieving the operating income target at the time it is set, our strong historical operating performance and the favorable business process outsourcing market conditions that we have benefited from in recent years, as well as the continued performance by clients with whom we contract, provide our named executive officers with a reasonable, although not certain, expectation of receiving performance-based cash incentives through the MIP and discretionary cash bonuses.

        In addition, the determination of awards of performance-based cash incentives through the MIP or through discretionary cash bonuses are completely subjective and subject to the discretion of the Compensation Committee, which has retained complete authority and discretion to decide whether to make any performance-based cash incentive awards and, if made, the amount of such awards.

Performance-Based Cash Incentives

        The Compensation Committee bases its decision to award performance-based cash incentives under the MIP and discretionary cash bonuses to individual named executive officers, if any, entirely on subjective criteria, not on our achievement of objective financial results. Specifically, the Compensation Committee subjectively bases its decision to award performance-based cash incentives on the eight success factors. While the Compensation Committee can and does consider objective financial results in its subjective evaluation of an executive officer's performance, there is no formulaic tie between the financial results and the amount of the performance-based cash incentives under the MIP or discretionary cash bonuses.

        MIP.    The potential range of performance-based cash incentives under the MIP for each named executive officer can vary depending on his or her title and responsibilities. As disclosed in the table below, the award range for executive vice presidents, senior vice presidents and vice presidents in 2008 was as follows:

Title	Performance-Based Cash Incentives— Maximum Range of Base Salary
Executive Vice President and Above	Zero to 150%
Senior Vice President	Zero to 112.5%
Vice President and Above	Zero to 45%

        The MIP does not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

        2008 MIP Payout.    For 2008, the Compensation Committee targeted the MIP range for participating named executive officers at the 75th percentile based on peer group data (as discussed in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data"). Only our Executive Vice President, Global Human Capital and our Interim Chief Financial Officer received MIP awards in 2008, which totaled approximately $57,000. Our CEO, Vice Chairman, and Executive Vice President, Global Accounts did not participate in the MIP. Our Executive Vice President, Global Human Capital, Mr. Jossi, received a MIP award of $41,667, equal to approximately 15% of his base salary. Mr. Jossi's MIP award was attributable to his expanded role and responsibilities. Mr. Jossi oversaw global recruiting, training and compensation/benefits for our 55,000 employees, delivered on strategic initiatives and in 2008 was designated as the senior officer in our human capital department responsible for overseeing all equity-based compensation procedures. Our Interim Chief Financial Officer, Mr. Troka, received a MIP award of $15,000, equal to approximately 6% of his base salary. Mr. Troka's MIP award was attributable to his individual contributions to TeleTech's overall performance during 2008, including Mr. Troka's responsibility for overseeing the Equity-Based Compensation Review.

        2008 Discretionary Cash Bonuses.    The Compensation Committee did not award any discretionary cash bonuses to any named executive officers in 2008 because the Compensation Committee determined that the individual mix of RSU awards, performance-based cash incentives under the MIP and base salary for 2008 adequately compensated each named executive officer for his or her performance in 2008.

2008 Base Salaries

        The Compensation Committee generally targeted the base salaries of our named executive officers for 2008 in a midrange between the 25th and 75th percentiles of the "peer group" as described in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data". In 2008, the Compensation Committee approved base salary increases for two named executive officers. In February 2008, the Compensation Committee increased the base salary for our Interim Chief Financial Officer, Mr. Troka, from $200,000 to $250,000. Mr. Troka's salary increase coincided with his promotion from Vice President to Senior Vice President. Furthermore, the Compensation Committee believed that this adjustment was appropriate and consistent with our compensation objectives in light of Mr. Troka's expanded role and his individual contributions to TeleTech's overall performance during 2008, including his responsibility for overseeing the Equity-Based Compensation Review. In December 2008, the Compensation Committee increased the base salary for our Executive Vice President, Global Human Capital from $250,000 to $275,000. The Compensation Committee believed that this adjustment was appropriate and consistent with our compensation objectives in light of Mr. Jossi's responsibilities for overseeing global recruiting, training and compensation/benefits for our 55,000 employee company and his expanded responsibilities as the senior officer in our human capital department responsible for overseeing all equity-based compensation procedures.

CEO Compensation

        The independent members of the Board, at the recommendation of the Compensation Committee, determine adjustments to the CEO's compensation and evaluate the performance of the CEO. Historically, the Board has compensated Mr. Tuchman primarily through grants of equity and not through performance-based cash compensation under the MIP, discretionary cash bonuses or base salary. The Board believes that focusing Mr. Tuchman's compensation on equity awards better aligns the CEO compensation with the interests of stockholders.

        For 2008, Mr. Tuchman's base salary was $350,000. During 2008, Mr. Tuchman did not receive any award of RSUs, and elected not to participate in the MIP or to receive any discretionary cash bonuses. In 2008, Mr. Tuchman received additional compensation in the amount of approximately $64,000 (as discussed in the Executive Compensation Tables section under the heading "All Other Compensation Table".

        In September 2008, Mr. Tuchman voluntarily agreed to: (i) amend outstanding stock options that were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date; and (ii) forego any benefits from measurement date errors (as discussed in this section under the heading "Amended Stock Options").

Vice Chairman Compensation

        The Compensation Committee determines adjustments to the Vice Chairman's compensation and evaluates the performance of the Vice Chairman. Historically, the Compensation Committee has compensated Mr. Barlett primarily through grants of equity awards and not through performance-based cash compensation under the MIP, discretionary cash bonuses or base salary. The Compensation Committee believes that focusing Mr. Barlett's compensation on equity awards better aligns the Vice Chairman's compensation with the interests of stockholders.

        For 2008, Mr. Barlett's base salary was $350,000. During 2008, Mr. Barlett did not receive any award of RSUs, and elected not to participate in the MIP or to receive any discretionary cash bonuses. In 2008, Mr. Barlett received additional compensation in the amount of approximately $128,000 (as discussed in the Executive Compensation Tables section under the heading "All Other Compensation Table". Approximately $85,000 of the $128,000 in additional compensation related to the payment of Incremental Adverse Taxes for all of our affected employees, as discussed in this section under the heading "Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers".

        In September 2008, Mr. Barlett voluntarily agreed to: (i) amend outstanding stock options that were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date; and (ii) forego any benefits from measurement date errors (as discussed in this section under the heading "Amended Stock Options").

Tax and Accounting Considerations

        Limitations on the Deductibility of Compensation.    Under Section 162(m) of the Internal Revenue Code of 1986, unless certain exceptions apply, no tax deduction is allowed for annual compensation in excess of $1 million paid to our principal executive officer and three most highly compensated executive officers other than our principal financial officer unless it qualifies as "performance-based compensation" that has been disclosed to and approved by stockholders before the payment of such compensation. Performance-based compensation qualifying under Section 162(m), among other requirements, must be payable only upon attainment of pre-established, objective performance goals that were established by a Board committee that consists only of "outside directors". In 2008, the Compensation Committee did not award any equity-based or other compensation that would meet the requirements of Section 162(m). MIP payments do not meet the requirements for exempt performance-

based compensation under Section 162(m). In the future, the Compensation Committee will use its discretion to determine whether to make awards that satisfy the "qualified performance-based compensation" requirements of Section 162(m) in order to maximize tax deductibility of executive compensation, while balancing the interests of our stockholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

        Tax Implications for Officers.    Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change-in-control compensation that exceeds the levels specified in Section 280G. The named executive officers could receive the severance or change-in-control payments shown in the Executive Compensation Tables section under the heading "Potential Payments Upon Termination or Change in Control", but the Compensation Committee does not consider their potential impact in designing our compensation program.

        Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, Section 409A. We provide certain executives, including our named executive officers, with the opportunity to contribute all or a portion of their salaries, performance-based cash incentives or discretionary cash bonuses to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions and therefore, Section 409A does not affect the structure of our compensation program for the officers. However, as described in this section under the heading "Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers", we paid certain federal, state and employment taxes (which included taxes and penalties under Section 409A) assessed upon two of our named executive officers (Messrs. Barlett and Hopkins) that resulted from stock options issued with stated exercise prices that were determined to be lower than the fair market value of TeleTech common stock on the appropriate measurement dates.

        Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and performance-based cash incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123(R). The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the disclosures included in this section entitled "Compensation Discussion and Analysis". Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement.

                      Shrikant Mehta, Chair
                      Ruth C. Lipper

Executive Compensation Tables

Summary Compensation Table

        The following table presents information regarding compensation earned by or awarded to each of our named executive officers for services rendered during 2008. The primary elements of each named executive officer's total compensation reported in the table are base salary, MIP payments, discretionary cash bonuses, long-term equity incentives consisting of RSUs and stock options, and other compensation benefits.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Value of Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total (j)
Kenneth D. Tuchman	2008	350,000	—	1,835,478	1,344,908	—	—	63,972	3,594,358
(Chief Executive	2007	350,000	—	1,384,193	1,344,908	—	—	53,778	3,132,879
Officer)	2006	350,000	—	—	1,344,908	—	252,321	60,986	2,008,215
James E. Barlett	2008	350,000	—	1,835,478	306,104	—	6,368	128,278	2,626,228
(Vice Chairman)	2007	350,000	—	1,384,193	306,104	—	21,751	339,535	2,401,583
	2006	350,000	—	—	340,263	—	20,409	42,347	753,019
John R. Troka, Jr.	2008	242,308	—	225,413	26,787	15,000	—	27,230	536,738
(Interim Chief	2007	196,923	160,000	121,570	40,992	75,000	—	5,392	599,877
Financial Officer)	2006	180,000	—	—	48,136	75,000	11,326	5,390	319,852
Gregory G. Hopkins	2008	296,154	—	105,446	202,971	—	—	575,179	1,179,750
(Executive Vice	2007	275,000	375,000	—	440,780	—	—	632,007	1,722,787
President Global	2006	275,000	—	—	431,450	550,000	—	22,246	1,278,696
Accounts)
Michael Jossi	2008	250,000	—	422,458	46,006	41,667	—	14,624	774,755
(Executive Vice	2007	237,269	—	262,800	46,317	208,333	—	2,416	757,135
President Global	2006	173,846	—	—	42,226	50,000	—	72	266,144
Human Capital)

(1)
Amounts set forth in column (d) are discretionary cash bonus payments that are not subject to pre-established and communicated performance measures. Bonuses are generally paid in the first quarter of the year following the year for which such bonus was awarded.

(2)
Amounts set forth in columns (e) and (f) were calculated pursuant to SFAS 123(R) to reflect compensation expense recognized in 2008 for prior years' equity awards. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the disclosure under the section entitled "Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our 2008 Annual Report on Form 10-K.

(3)
Amounts set forth in column (g) are annual performance-based cash incentives that are subject to pre-established and communicated performance measures (specifically, the success factors as described in the Compensation Discussion and Analysis section under the heading "Funding for Performance-Based Cash Incentives Under the MIP and Discretionary Bonuses") and are generally paid during the fiscal quarter following the quarter for which such bonus was awarded.

(4)
Amounts set forth in column (h) are summarized in this section under the heading "Nonqualified Deferred Compensation Table". Pursuant to SEC rules, negative amounts are disclosed in this section under the heading "Nonqualified Deferred Compensation Table", but are excluded from the Summary Compensation Table.

(5)
Amounts set forth in column (i) are summarized in this section under the heading "All Other Compensation Table".

        The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow.

Nonqualified Deferred Compensation Table

        Named executive officers have the opportunity to contribute all or a portion of their salaries, discretionary cash bonuses or performance-based cash incentives to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions. The following table summarizes activity in our deferred compensation plan during 2008 for our named executive officers:

Name (a)	Executive Contributions in Last Fiscal Year(1) ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year End(3) ($) (f)
Kenneth D. Tuchman	—	—	(527,704)	—	1,127,746
James E. Barlett	—	—	6,368	—	589,898
John R. Troka, Jr.	64,538	—	(58,565)	—	104,119
Gregory G. Hopkins	—	—	—	—	—
Michael M. Jossi	—	—	—	—	—

(1)
Amounts set forth in column (b) are included in "Salary", "Bonus" and/or "Non-Equity Incentive Plan" compensation columns of the Summary Compensation Table.

(2)
Pursuant SEC rules, negative amounts for Messrs. Tuchman and Troka set forth in column (d) are excluded from the "Change in Value of Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

(3)
Amounts set forth in column (f) were reported as compensation to the named executive officers in the Summary Compensation Table for 2008 and previous years.

All Other Compensation Table

        The following table describes the perquisites and other compensation received by the named executive officers during 2008:

Perquisites and Other Compensation	Mr. Tuchman	Mr. Barlett	Mr. Troka	Mr. Hopkins	Mr. Jossi
Personal Use of Company Aircraft(1)	$—	$7,982	$—	$—	$—
Automobile(1)	33,952	15,474	—	—	—
Executive
Health/Dental/Vision
Premiums and Payments	5,032	3,856	3,105	8,353	5,248
Group Term/Executive Life Premiums	108	475	108	5,010	72
Deferred Death Benefit	710	10,410	141	—	—
401(k) Plan Matching Contributions	—	5,529	6,900	6,900	6,900
409A Payments(2)	—	84,552	—	389,397	—
Offer to Amend Stock Options(3)	—	—	—	159,750	—
Paid Time Off Donated To Charity	—	—	5,048	5,769	2,404
Paid Time Off Paid Out at Separation	—	—	—	—	—
Miscellaneous	24,170		11,928

Total	$63,972	$128,278	$27,230	$575,179	$14,624

(1)
Automobile and personal use of the company aircraft are generally limited to Messrs. Tuchman and Barlett.

(2)
We have historically given nominal perquisites. As previously discussed in the Compensation Discussion and Analysis section under the heading "Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers", our Board in 2008 determined that we would pay for all Incremental Adverse Taxes on behalf of any employee (including named executive officers) who received stock options issued with stated exercise prices that were subsequently determined to be lower than the fair market value of TeleTech's common stock on the appropriate measurement dates.

(3)
Represents payment made pursuant to the September 2008 Offer to Amend Stock Options as discussed in the Compensation Discussion and Analysis section under the heading "Mr. Hopkins' Stock Options".

Grants of Plan-Based Awards

        Each of the Non-Equity Incentive Plan Awards reported in this "Grants of Plan-Based Awards" table refers to payments under the MIP. The material terms of these incentive awards are described in the section entitled "Compensation Discussion and Analysis". The following table sets forth information about the performance-based cash incentives under the MIP for the named executive officers in 2008 and the RSU stock awards to each named executive officer during 2008:

					Estimated Future Payouts Under Equity Incentive Plan Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (g)
							All Other Awards of Securities Underlying Options (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards(3) ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold, Target & Maximum ($) (f)
Kenneth D. Tuchman(4)	—	—	—	—	—	—	—	—	—
James E. Barlett(4)	—	—	—	—	—	—	—	—	—
John R. Troka, Jr.		—	187,500	281,250	—
	8/7/2008					25,000	—	0	395,000
	11/12/2008					75,000		0	638,250
Gregory G. Hopkins(4)		—	300,000	450,000	—
	8/7/2008					25,000	—	0	395,000
	11/12/2008					100,000		0	851,000
Michael M. Jossi		—	275,000	412,500	—
	8/7/2008					40,000	—	0	632,000
	11/12/2008					100,000		0	851,000

(1)
Amounts set forth in columns (c), (d) and (e) represent the threshold, target and maximum amounts potentially payable in 2008 under MIP, assuming that the MIP was funded by the incentive benefit pool and the Compensation Committee elected to award performance-based cash incentives. Messrs. Tuchman and Barlett elected not to participate in the 2008 MIP.

(2)
Amounts set forth in column (g) represent the number of shares underlying time-in-service based RSU awards.

(3)
Amounts set forth in column (j) represent the grant date fair value as determined pursuant to SFAS 123(R). See Note 20 of the Notes to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

(4)
As discussed in the Compensation Discussion and Analysis section under the heading "Amended Stock Options" and the table in this section under the heading "Outstanding Equity Awards at Year End", certain stock options granted in prior years and held by Messrs. Tuchman, Barlett and Hopkins were amended during 2008. The incremental fair value of the amended stock options to Messrs. Tuchman, Barlett and Hopkins under SFAS 123(R) was $0.

Outstanding Equity Awards at Year-End

        The following tables present information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

		Option Awards (as of December 31, 2008)
		Number of Securities Underlying Unexercised Options
					Option Exercise Price ($) (e)
							Option Expiration Date (f)
Name (a)	Option Grant Date (b)	Exercisable (#) (c)	Unexercisable (#) (d)
Kenneth D. Tuchman	10/1/2001	420,000	—		7.95	(3)	10/1/2011
	2/25/2002	420,000	—		11.83		2/25/2012
	11/4/2005	600,000	200,000	(1)	11.35		11/4/2015
James E. Barlett	1/31/2000	25,000	—		24.06		1/31/2010
	5/3/2000	31,000	—		31.63		5/3/2010
	5/24/2001	31,000	—		9.42		5/24/2011
	10/15/2001	400,000	—		7.84		10/15/2011
	2/25/2002	100,000	—		11.83		2/25/2012
	5/13/2005	187,500	62,500	(1)	7.79	(4)	5/13/2015
John R. Troka, Jr.	1/14/2002	35,000	—		13.10		1/14/2012
	2/28/2002	7,500	—		11.63		2/28/2012
	3/3/2003	3,000	—		5.01		3/3/2013
	6/23/2004	20,000	—		8.36		6/23/2014
	2/15/2006	5,000	5,000	(2)	12.75		2/15/2016
Gregory G. Hopkins	4/12/2004	75,000	—		8.37	(5)	4/12/2014
Michael M. Jossi	1/10/2005	3,200	6,400	(2)	9.25		1/10/2015
	2/15/2006	10,000	10,000	(2)	12.75		2/15/2016

(1)
The unvested portion of this option award is scheduled to fully vest on the next anniversary of the option grant date.

(2)
The unvested portion of this option award is scheduled to vest in two equal installments beginning on the next anniversary of the option grant date.

(3)
As discussed in the Compensation Discussion and Analysis section under the heading "Mr. Tuchman's Stock Options", on September 17, 2008 the Compensation Committee accepted Mr. Tuchman's voluntarily offer to amend outstanding stock options that were granted on October 1, 2001 by increasing the exercise price from $6.98 to $7.95 per share after it was subsequently determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date. Mr. Tuchman did not receive any remuneration in exchange for the $0.97 per share increase in the exercise price of the stock options. All other terms of the stock options, including the vesting schedule, remain the same. The incremental fair value of the repriced stock options to Mr. Tuchman under SFAS 123(R) was $0.

(4)
As discussed in the Compensation Discussion and Analysis section under the heading "Mr. Barlett's Stock Options", on September 17, 2008 the Compensation Committee accepted Mr. Barlett's voluntarily offer to amend outstanding stock options that were granted on May 13, 2005 by increasing the exercise price from $7.34 to $7.79 per share after it was subsequently determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of TeleTech's common stock on the appropriate accounting measurement date. Mr. Barlett did not receive any remuneration in exchange for the $0.45 per share increase in the exercise price of the stock options. All other terms of the stock options, including the vesting schedule, remain the same. The incremental fair value of the repriced stock options to Mr. Barlett under SFAS 123(R) was $0.

(5)
As discussed in the Compensation Discussion and Analysis section under the heading "Mr. Hopkins' Stock Options", on September 2, 2008 Mr. Hopkins agreed to amend outstanding stock options that were granted on April 12, 2004 (before Mr. Hopkins became an executive officer of TeleTech). Pursuant to the terms of the amendment, the option exercise price was increased from $6.24 to $8.37 per share and Mr. Hopkins received a cash payment equal to $159,750 (an amount which reflects the $2.13 increase in the option exercise price multiplied by the 75,000 options outstanding and which is included in the "Other Compensation" column of the Summary Compensation Table in this section). All other terms of the stock options remain the same. The incremental fair value of the repriced stock options to Mr. Hopkins under SFAS 123(R) was $0.

				Stock Awards (as of December 31, 2008)
Name (a)	Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($) (k)
Kenneth D. Tuchman	6/22/2007	200,000	(3)	1,670,000	200,000	(4)	1,670,000
James E. Barlett	6/22/2007	450,000	(5)	3,757,500	—		—
John R. Troka, Jr.	1/22/2007	20,000	(6)	167,000	33,334	(7)	278,339
	8/7/2008	25,000	(10)	208,750	—		—
	11/12/2008	75,000	(11)	626,250	—		—
Gregory G. Hopkins	8/7/2008	25,000	(10)	208,750	—		—
	11/12/2008	100,000	(11)	835,000	—		—
Michael M. Jossi	1/22/2007	8,000	(6)	66,800	13,334	(7)	111,339
	4/13/2007	4,000	(8)	33,400	6,667	(7)	55,669
	6/22/2007	20,000	(9)	167,000	33,334	(7)	278,339
	8/7/2008	40,000	(10)	334,000	—		—
	11/12/2008	100,000	(11)	835,000	—		—

(1)
The dollar amounts set forth in column (i) are determined by multiplying (x) the number of shares or units reported in column (h) by (y) $8.35 (the closing price of our common stock on December 31, 2008, the last trading day of 2008).

(2)
The dollar amounts set forth in column (k) are determined by multiplying (x) the number of shares or units reported in column (j) by (y) $8.35 (the closing price of our common stock on December 31, 2008, the last trading day of 2008).

(3)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on January 22, 2009 and on each anniversary thereafter.

(4)
The unvested portion of this performance-based RSU award granted in 2007 vests in four equal installments beginning on March 1, 2009 and on each anniversary thereafter if the pre-established performance measures have been met. Subsequent to December 31, 2008, the second installment of RSUs was forfeited as the pre-established performance metrics were not met.

(5)
The unvested portion of this time-in-service-based RSU award vests in nine equal installments beginning on January 22, 2009 and on each anniversary thereafter.

(6)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on January 22, 2009 and on each anniversary thereafter.

(7)
The unvested portion of this performance-based RSU award granted in 2007 vests in two equal installments beginning on March 1, 2009 and on the anniversary thereafter if the pre-established performance measures have been met. Subsequent to December 31, 2008, the second installment of RSUs was forfeited as the pre-established performance metrics were not met.

(8)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on April 13, 2009 and on each anniversary thereafter.

(9)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on January 22, 2009 and on each anniversary thereafter.

(10)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on March 1, 2009 and on each anniversary thereafter.

(11)
The unvested portion of this time-in-service RSU award vests in four equal installments beginning on November 12, 2009 and on each anniversary thereafter.

Option Exercises and Stock Vested

        The following table presents information regarding the exercise of stock options by named executive officers during 2008, and on the vesting of RSUs held by named executive officers during 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
Kenneth D. Tuchman	—	—	50,000	848,000
James E. Barlett	—	—	50,000	848,000
John R. Troka, Jr.	—	—	5,000	84,800
Gregory G. Hopkins	—	—	—	—
Michael M. Jossi	—	—	8,000	140,000

(1)
The dollar amounts set forth in column (e) above for stock awards are determined by multiplying (i) the number of shares of common stock to which the vesting of the unit related by (ii) the per-share closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Employment Agreements

        Other than the employment agreements described below with respect to Messrs. Tuchman, Barlett and Hopkins, none of the named executive officers is entitled to receive compensation or benefits upon termination other than as generally provided to all of our U.S. employees under our Severance Pay

Plan approved by the Board in 2008. Each of the following three employment agreements were amended in December 2008 in order to comply with the deferred compensation Section 409A of the Internal Revenue Code.

        Agreement with Kenneth D. Tuchman.    TeleTech entered into an employment agreement with Mr. Tuchman, our Chairman and CEO, in October 2001. If, during the term, we terminate Mr. Tuchman's employment other than for cause, death or disability or if Mr. Tuchman resigns for "good cause" (as this term is defined in the employment agreement), we will pay Mr. Tuchman as severance a sum equal to 24 months of Mr. Tuchman's then current base salary, plus 24 months of continued fringe benefits that he would have been entitled to receive as of the date of his termination. In addition, all of Mr. Tuchman's unvested stock options that would have vested under his option agreements during the 12 months following his date of termination will vest. In December 2008, the Compensation Committee authorized an amendment to Mr. Tuchman's employment agreement in order to ensure that the severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under Section 409A of the Internal Revenue Code. Under the amendment, the amounts due to Mr. Tuchman that are not exempt from Section 409A will be payable to him in a lump sum within 60 days following the date of termination of Mr. Tuchman's employment. Prior to the amendment, the amounts due were payable to Mr. Tuchman in 24 equal monthly installments after the termination of Mr. Tuchman's employment. During Mr. Tuchman's employment and for a period of three years thereafter, Mr. Tuchman is subject to non-competition, non-solicitation and confidentiality provisions.

        Agreement with James E. Barlett.    TeleTech entered into an employment agreement with Mr. Barlett, our Vice Chairman, in October 2001. If, during the term, we terminate Mr. Barlett's employment other than for cause, death or disability or if Mr. Barlett resigns for "good cause" (as this term is defined in the employment agreement), we will pay to Mr. Barlett as severance a sum equal to 24 months of Mr. Barlett's then current base salary, plus 24 months of continued fringe benefits that he would have been entitled to receive as of the date of his termination. In addition, all of Mr. Barlett's unvested stock options that would have vested under his option agreements during the 12 months following his date of termination will vest. In December 2008, the Compensation Committee authorized an amendment to Mr. Barlett's employment agreement in order to ensure that the severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under Section 409A of the Internal Revenue Code. Under the amendment, the amounts due to Mr. Barlett that are not exempt from Section 409A will be payable in a lump sum within 60 days following the date of termination of Mr. Barlett's employment. Prior to the amendment, the amounts due were payable to Mr. Barlett in 24 equal monthly installments after the termination of Mr. Barlett's employment. During Mr. Barlett's employment and for a period of three years thereafter, Mr. Barlett is subject to non-competition, non-solicitation and confidentiality provisions.

        Agreement with Gregory G. Hopkins.    TeleTech entered into a letter agreement with Gregory Hopkins, our Executive Vice President, Global Accounts in April 2004. If we terminate Mr. Hopkins's employment without "cause" (as this term is defined in the employment agreement), we will pay to Mr. Hopkins as severance a sum equal to six months of Mr. Hopkins' then current base salary. In December 2008, the Compensation Committee authorized an amendment to Mr. Hopkins' employment agreement in order to ensure that the severance payments would comply with the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under Section 409A of the Internal Revenue Code. Under the amendment, the amount due to Mr. Hopkins is payable in a lump sum within the first two and one-half months of the year following the termination of Mr. Hopkins' employment. Prior to the amendment, the amount due was payable to Mr. Hopkins in a lump sum or in bi-weekly payments as mutually agreed upon at the time. During the time of Mr. Hopkins' employment and for a period of one year thereafter, Mr. Hopkins is subject to non-competition, non-solicitation and confidentiality provisions.

Change in Control

        The stock option and RSU agreements with the named executive officers have provisions for accelerated vesting if there is a change in control of TeleTech or if, after the change in control, the holder's employment is terminated for certain reasons. The RSU agreements for Messrs. Tuchman and Barlett provide for accelerated vesting on the effective date of a change in control. The RSU agreements for Messrs. Troka, Hopkins and Jossi generally provide as follows:

  •
  Any RSUs scheduled to vest more than 12 months from the effective date of a change in control will vest on the one-year anniversary of the change in control; and

  •
  Any RSUs scheduled to vest less than 12 months from the effective date of a change in control will continue to vest pursuant to the original vesting provisions, provided that if the executive's employment is terminated by TeleTech "without cause" or by the executive for "good reason" (as those terms are defined in the applicable award agreement), the unvested RSUs will vest in full.

        Our standard option agreement for the named executive officers (as well as all individuals who are employed at the vice president level or higher) contains a provision whereby the vesting of such stock options (which typically have a four or five year vesting period) would accelerate by a period of two years immediately upon the occurrence of a change in control. The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of employment, stock option and RSU agreements had a change in control occurred on December 31, 2008 and if the named executive officer's employment was terminated upon the change in control:

Name	Employment Agreement Payout	Estimated Total Value of Equity Acceleration(1)	Total Change in Control Value
Kenneth D. Tuchman	$779,604	$3,508,000	$4,287,604
James E. Barlett	$787,453	$4,101,500	$4,888,953
John R. Troka, Jr.	$—	$1,285,349	$1,285,349
Gregory G. Hopkins	$150,000	$1,043,750	$1,193,750
Michael M. Jossi	$—	$1,881,547	$1,881,547

(1)
Dollar amounts set forth in this column represent the aggregate of: (i) the number of unvested RSUs that would vest upon a change in control multiplied by $8.35, the closing price of our common stock on December 31, 2008; and (ii) the number of unvested stock options that would vest upon a change in control multiplied by the excess of $8.35 over the exercise price of such stock options.

Equity Compensation Plan Information

        The following table sets forth, as of December 31, 2008, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,825,275	(1)	$11.71	(2)	3,202,904
Equity compensation plans not approved by security holders	—		$—		—

Total	6,825,275				3,202,904

(1)
Includes options to purchase 4,201,404 shares and 2,623,871 RSUs issued under our Equity Incentive Plans.

(2)
Weighted average exercise price of outstanding stock options; excludes RSUs, which have no exercise price.

Certain Relationships and Related Party Transactions

        The Audit Committee, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a "related party" transaction under applicable law, rules, or regulations, including SEC rules and regulations. In this regard, we have adopted a Related Party Transaction Policy that requires all officers and directors to complete a questionnaire during the first quarter of each fiscal year. The questionnaire asks officers and directors to describe the terms of all related party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. The Audit Committee then reviews all related party transactions and pre-approves all such transactions expected to occur during the current year. To accomplish this objective, the Audit Committee compares the terms of each related party transaction with the terms offered by at least three unaffiliated vendors in order to determine whether the transactions are comparable to the terms we could have obtained in an arm's length transaction.

        Avion, LLC.    During 2008, we continued our agreement with Avion, LLC to provide the use of aircraft. Mr. Tuchman, our Chairman and CEO, owns 100% of Avion. During 2008, 2007 and 2006, we paid to Avion an aggregate of $0.7 million, $1.1 million and $0.9 million, respectively, for services provided to us.

        AirMax, LLC.    During 2008, we continued our agreement with AirMax, LLC to provide flight crew and other aviation services. Mr. Tuchman also purchases services from AirMax and, in 2005, provided a loan to AirMax that was repaid as of December 31, 2008. During 2008, 2007 and 2006, we paid to AirMax an aggregate of $1.7 million, $1.4 million and $1.1 million, respectively, for services provided to us.

        In accordance with the Related Party Transaction Policy, these related party transactions were pre-approved by the Audit Committee after reviewing supporting documentation regarding the rates charged by unaffiliated vendors and concluding that the terms of the related party transactions were comparable to the terms we could have obtained from unaffiliated vendors.

REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference into such filing.

        Management is responsible for financial reporting including our system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. TeleTech's independent registered public accounting firm is responsible for auditing the effectiveness of our internal control and financial statements. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of TeleTech and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the financial statements are presented in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

        We perform the following functions pursuant to the Audit Committee charter adopted by the Board:

  •
  provide an open avenue of communication among the independent registered public accounting firm, the Vice President of Internal Audit and the Board;

  •
  oversee the adequacy of internal controls and financial reporting process and the reliability of the financial statements;

  •
  confirm and assure the independence of the independent registered public accounting firm;

  •
  review and approve the provision by the independent registered public accounting firm of all permissible non-audit services;

  •
  oversee the function, adequacy and progress of the internal audit department;

  •
  conduct or authorize investigations into any matters within the Audit Committee's scope of responsibility;

  •
  review and approve the establishment and compliance with TeleTech's Code of Conduct;

  •
  oversee our enterprise risk management programs; and

  •
  review and approve all related-party transactions.

        We meet with management periodically to consider the adequacy of the internal controls and the objectivity of TeleTech's financial reporting. We discuss these matters with the independent registered public accounting firm, PricewaterhouseCoopers LLP, and with appropriate TeleTech financial personnel, including the Vice President of Internal Audit.

        We are also directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and review periodically their performance and independence from management.

        The directors who serve on the Audit Committee are all "Independent" for purposes of the NASD standards. The Board has determined that none of us has a relationship with TeleTech that may interfere with our independence from TeleTech and its management.

        This year, we reviewed the financial statements and met with both management and PricewaterhouseCoopers LLP to discuss the financial statements. PricewaterhouseCoopers LLP audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of TeleTech in conformity with accounting principles generally accepted in the United States of America and discusses with us any issues they believe should be raised with us.

        Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        Also, we have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with these accounting firms their independence from TeleTech. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        Based on these reviews and discussions, we recommended to the Board that the audited financial statements be included in TeleTech's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

        It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if they desire to do so.

                      William A. Linnenbringer, Chair
                      Ruth Lipper
                      Robert M. Tarola
                      Shirley Young

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Accountants

        Ernst & Young LLP served as our independent registered public accounting firm through May of 2007, when the Audit Committee engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm. The following table shows the fees for the audit and other services provided by

PricewaterhouseCoopers LLP ("PwC") and Ernst & Young LLP ("E & Y") for fiscal years 2008 and 2007 (amounts in thousands).

	PwC		E&Y
	2008	2007	2008	2007
Audit fees	$3,470	$3,030	$530	$5,294
Audit-related fees	267	105	—	416
Tax fees	24	8	155	73
All other fees	5	129	—	60

Total	$3,766	$3,272	$685	$5,843

        Audit Fees:    This category includes the audit of our annual financial statements; review of financial statements included in our Form 10-Q quarterly reports; the audit of management's assessment of the effectiveness, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2008 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual "management letter" on internal control matters.

        Audit-related fees:    This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." Audit-related fees included accounting consultations and other attestation procedures.

        Tax fees:    This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

        All other fees:    This category consists of fees for other corporate services.

        The Audit Committee has considered whether the independent registered public accounting firms' provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP and Ernst & Young LLP were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        All audit and non-audit services provided by PricewaterhouseCoopers LLP or Ernst & Young LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934 and must be pre-approved in advance by our Audit Committee. The Audit Committee Chair has delegated authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP and Ernst & Young LLP.

Change in Principal Registered Public Accounting Firm

        On May 7, 2007, Ernst & Young LLP notified the Chair of the Audit Committee that it was declining to stand for re-election as our independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young LLP performed the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of the interim financial information as described in AU 722, Interim Financial Information on the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Ernst & Young LLP completed its review on May 9, 2007.

        During the year ended December 31, 2006 and through May 9, 2007, there were no disagreements between TeleTech and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Ernst & Young LLP's satisfaction, would have caused it to make reference to the matter in connection with its report on our consolidated financial statements for the relevant year.

        Ernst & Young LLP's audit report on our consolidated financial statement for the fiscal year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        Except as noted below, during the fiscal year December 31, 2006 and through May 9, 2007, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). We restated our financial statements as of December 31, 2006 and for the years ended December 31, 2005 and 2006, for all the quarters of the fiscal year ended December 31, 2006, and for the first quarter of the fiscal year ended December 31, 2007, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on July 16, 2008.

        On May 7, 2007, the Audit Committee of our Board of Directors, after reviewing competitive proposals from several independent registered public accounting firms during the first quarter of 2007 as a part of its periodic review and corporate governance practices, determined to engage PricewaterhouseCoopers LLP as our independent registered public accounting firm beginning May 9, 2007.

        During the year ended December 31, 2006 and through May 9, 2007, neither we, nor anyone on our behalf, consulted with PricewaterhouseCoopers LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by PricewaterhouseCoopers LLP to us that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

GENERAL INFORMATION

Next Annual Meeting of Stockholders

        In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2010 annual meeting, the proposal must be in writing and received by our Corporate Secretary, 9197 S. Peoria Street, Englewood, Colorado 80112, no later than December 15, 2009. Timely receipt of a stockholder's proposal will satisfy only one of the various conditions established by the SEC for inclusion in our proxy materials.

 OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card as proxies for the holders of TeleTech's common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

        TeleTech's 2008 Annual Report on Form 10-K is being delivered to the stockholders together with this Proxy Statement. However, the report is not part of the proxy solicitation materials. Additional copies of our 2008 Annual Report on Form 10-K may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

JOHN R. TROKA, JR. Senior Vice President and Interim Chief Financial Officer

Englewood, Colorado
April 9, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date TELETECH HOLDINGS, INC. M13513 9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted "FOR" all of the Board of Directors' nominees, "FOR" Proposal 2 and as said proxies deem advisable on such other matters as may properly come before the meeting and any postponements or adjournments thereof. 01) KENNETH D. TUCHMAN 02) JAMES E. BARLETT 03) WILLIAM A. LINNENBRINGER 04) RUTH C. LIPPER The Board of Directors recommends a vote FOR all Board of Directors' nominees and FOR Proposal 2. 05) SHRIKANT MEHTA 06) ROBERT M. TAROLA 07) SHIRLEY YOUNG 1. To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. NOMINEES: Vote On Proposal

Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M13514 ADMISSION TICKET ANNUAL MEETING OF STOCKHOLDERS OF TELETECH HOLDINGS, INC. May 21, 2009 10:00 a.m. MDT TeleTech’s Headquarters 9197 South Peoria Street Englewood, CO 80112 1-800-TELETECH Please date, sign and mail your proxy card in the enclosed envelope as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement are available at http://www.teletech.com/teletech/file/pdf/proxy.pdf and the 2008 Annual Report on Form 10-K is available at http://www.teletech.com/teletech/file/pdf/2008AnnualReport.pdf. Please detach and mail in the envelope provided. . . This Proxy is Solicited on Behalf of The Board of Directors of TELETECH HOLDINGS, INC. The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN, JOHN R. TROKA, JR., and J. DAVID HERSHBERGER, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2009 Annual Meeting of Stockholders to be held at TeleTech’s headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on May 21, 2009 at 10:00 a.m. local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2009 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card. (Continued and to be signed on the reverse side) PROXY PROXY

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS
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REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
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ANNUAL REPORT ON FORM 10-K